Exhibit 99.1

CVS CAREMARK OUTLINES STRONG GROWTH FOR 2012 AND CONFIRMS 2011 GUIDANCE

Company is Reinventing Pharmacy for Better Health and Better Shareholder Value

WOONSOCKET, R.I., Dec. 20, 2011 — CVS Caremark (NYSE: CVS) executives shared plans to address the challenges facing health care during the Company’s annual Analyst Day in New York City today. The company is uniquely positioned to offer solutions to these challenges through innovative products and services that meet the rapidly changing demands of the marketplace and are expected to drive profitable long-term growth.

Highlights:

•                  Expressed Confidence in Short- and Long-term Growth Targets

•                  Outlined Innovative Solutions to Today’s Health Care Challenges to Lower Costs, Enhance Access and Improve Health Care.

•                  Announced Unique New Offerings That Are Expected To Help Drive Profitable Long-term Growth

2012 Guidance:

•                  Adjusted EPS expected to be in the range of $3.15 to $3.25, up 13 to 16.5%

•                  GAAP diluted EPS from continuing operations expected to be in the range of $2.93 to $3.03

•                  Free cash flow expected to be between $4.3 billion and $4.6 billion

•                  Cash flow from operations expected to be between $5.7 billion and $6.0 billion

•                  Expect to complete $3 billion remaining in current share repurchase authorization

•                  Announced quarterly dividend increase of 30%

Executives confirmed the company’s 2011 guidance and provided 2012 guidance, underscoring a strong growth outlook.  The company’s senior management also outlined their plans to achieve long-term growth targets that are expected to generate more than $30 billion in cash available to enhance shareholder value from 2011 through 2015.

President and CEO Larry Merlo cited several health care industry trends that present opportunities for the company, specifically: an expensive, over-burdened health care system that is increasingly challenged by the aging population in the United States; the need for low-cost solutions, such as preventive care and improved medication adherence; the increasing role of the consumer in health care decisions as more costs shift from employers to their employees; and the rapidly growing primary care physician shortage combined with an increasing need for better integration between physicians and other health care providers.  Merlo noted, “As the health care industry adapts to the rapidly-changing landscape, CVS Caremark will continue to deliver innovative solutions that lower costs for payors and provide increased access, lower costs and better health outcomes for patients.”

Merlo outlined CVS Caremark’s unique ability to Reinvent Pharmacy for Better Health, bringing the most innovative solutions to address the market’s opportunities. Merlo discussed how the company is capitalizing on its “integration sweet spots” by building on the best-in-class capabilities of its retail pharmacy, PBM, and retail clinic businesses. “Clearly we are well positioned to have a positive impact on the formidable challenges facing our health care system,” said Merlo.

Throughout the morning, CVS Caremark executives showcased a number of key initiatives that demonstrate the company’s ability to Reinvent Pharmacy for Better Health. Some of those initiatives are highlighted below:

•                  Maintenance Choice 2.0

Maintenance Choice is the Company’s breakthrough integrated product that was broadly introduced in 2010.  The program extends the mail order benefit for Caremark members that participate in qualifying plans, enabling them to pick up their maintenance medications at any CVS retail pharmacy with no increase in co-pay or payor pricing.  This program is driving significant savings for payors and enhancing access and health outcomes for patients. The next generation product, Maintenance Choice 2.0, will offer the seamless integration of CVS Caremark mail order pharmacies and CVS retail pharmacies, making it easier than ever for Maintenance Choice participants to obtain their 90-day prescriptions.  It is a game-changing innovation that will provide more clients with the opportunity to experience at least some of the cost savings of Maintenance Choice through a less restrictive plan design option. While the savings will not be as high for clients who choose this alternative plan design, their members will have an optional, convenient, and cost-effective way to obtain a 90-day supply of maintenance medications at any CVS retail pharmacy at the same cost as mail order.  In addition, these clients will retain the flexibility to transition to a more restrictive plan design to achieve even greater savings at their discretion.

•                  Pharmacy Advisor 3.0

Our Pharmacy Advisor program is currently focused on diabetes.  Through this program, CVS Caremark has delivered over a million interventions to help keep patients adherent to their prescription regimens and close gaps in care.  The Company previously announced its plan to roll out Pharmacy Advisor to several cardio vascular conditions in 2012. With Pharmacy Advisor 3.0, the Company is building a comprehensive clinical program for multiple chronic conditions. The Company plans to expand Pharmacy Advisor to include face-to-face consultations for patients with hyperlipidemia, hypertension, coronary artery disease and congestive heart failure by the second quarter of 2012; for patients with asthma/COPD, depression, cancer and osteoporosis by the end of the 2012; and for patients with GI disorders, rheumatoid arthritis, multiple sclerosis and chronic kidney disease by the end of 2013.

2012 Guidance

At the meeting, Dave Denton, executive vice president and chief financial officer of CVS Caremark, outlined the company’s 2012 guidance. The company expects to deliver adjusted diluted earnings per share from continuing operations of $3.15 to $3.25, an increase of 13% to 16.5% based on the mid-point of the company’s current 2011 guidance, and GAAP diluted earnings per share from continuing operations of $2.93 to $3.03 per share in 2012.  The company expects the retail segment’s operating profit to increase by 7% to 9% and the pharmacy services segment’s operating profit to increase by 11% to 15%.  The company also expects to generate substantial free cash flow in 2012 of $4.3 billion to $4.6 billion, up from the $4.0 billion to $4.2 billion in free cash flow expected to be generated in 2011. The company expects to generate cash flow from operations in 2012 of $5.7 billion to $6.0 billion.  These 2012 guidance estimates assume the completion of $3 billion in share repurchases, the amount remaining in the share repurchase program authorized earlier this year by CVS Caremark’s board of directors. Additionally, the guidance does not include the potential benefit from the impasse between Walgreens and Express Scripts.

Denton also expressed confidence in the company’s ability to achieve the steady state earnings growth targets established last year, for 2011 through 2015. “We are well positioned with our unique suite of assets, which are enabling us to capitalize on the opportunities we see in our industry,” stated Denton.  “Furthermore, generic drugs are expected to drive our profitability in our retail and PBM businesses in both the near and long term. There are approximately $97 billion of branded drugs expected to see generic competition over the next several years, so we see a very significant opportunity for earnings growth through 2015.”

The company also announced that its board of directors has approved an increase in its quarterly dividend of approximately 30%, to $0.1625 (16.25 cents) per share on the common stock of the corporation, payable February 2, 2012, to holders of record on January 23, 2012. This increase translates into an annual rate of 65 cents per share, up 15 cents per share from the previous annual rate of 50 cents. The company reaffirmed its dividend payout ratio target of approximately 25% to 30% by 2015, which implies a compounded dividend growth rate of nearly 25% per year from 2010. Based on the company’s 2012 earnings expectations, the new dividend rate translates into a 20% to 21% payout ratio, an increase from 19% to 20% in 2011 and 13% in 2010.

“The board’s decision to increase the dividend by 30% recognizes that we accomplished what we set out to do in 2011 and that we are in a very healthy position going into 2012,” stated Denton. “Combined with the 43% increase in January of 2011, this increase puts us well on track to meet our targeted 25% to 30% dividend payout ratio by 2015. It marks our ninth consecutive year of dividend increases, and this substantial increase reflects our solid financial performance, our optimism with respect to future growth and our very significant cash generation capabilities. We remain committed to using our free cash flow to enhance total returns for our shareholders through a combination of high-return investments, dividend increases and value-enhancing share repurchases.”

About CVS Caremark

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are a pharmacy innovation company, uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 65,000 pharmacies, including more than 7,300 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, namely Free Cash Flow, EBITDA and “Adjusted EPS”. In accordance with SEC regulations, you can find the definitions of the Non-GAAP items mentioned, as well as the reconciliations to comparable GAAP measures, on the Investor Relations portion of our website at info.cvscaremark.com/investors.

Contacts:

Eileen Howard Boone

Corporate Communications

401.770.4561

Carolyn Castel

Corporate Communications

401.770.5717

carolyn.castel@cvscaremark.com

Nancy Christal

Investor Relations

914.722.4704